Jayco Announces 237,000 Square Foot Mega-Facility Addition

MIDDLEBURY, Ind., Aug. 22, 2017 /PRNewswire/ -- Due to unprecedented growth in the Jayco towable division, Jayco, Inc., a subsidiary of Thor Industries, Inc. (NYSE: THO), is pleased to announce another expansion on its Middlebury campus. Ground breaking on a 237,000 square foot mega-facility will occur at the end of September. The much anticipated expansion will house two new production lines for the Jay Flight® brand – North America's #1 selling travel trailer.

The expansion will also maximize efficiencies, increasing production capacity for several other Jayco® brands. The new mega-facility will add approximately 300 incremental jobs to the Middlebury campus.

The announcement comes on the heels of the addition of 256,000 square feet of production capacity for expanded growth of Jayco's Eagle® brand travel trailers and fifth wheels. Production at the first of two 128,000 square foot facilities began in February, while the second 128,000 square foot facility opened this month.

"We're seeing unprecedented growth in the RV industry," stated Matt Thompson, Jayco's Chief Operating Officer. "Jayco is actively seeking ways to meet consumer demand within, and outside of, Elkhart County."

Thompson continues, "I couldn't be more excited about the team we've assembled in the last 3 years, which has been the catalyst for this tremendous growth. Our product-focused teams have created renewed energy and excitement by pushing the envelope in creating the hottest floor plans and features that consumers are seeking in all segments of the RV industry."

About Jayco, Inc.

Jayco, Inc. manufactures and markets towable and motorized RVs through its Jayco, Starcraft, Entegra Coach, and Highland Ridge RV divisions. For more information about Jayco or its products, call 1-800-RV-JAYCO, visit www.jayco.com or write Jayco, Inc., PO Box 460, Middlebury, Indiana 46540.